Exhibit 10.16

DATED 25 JUNE 2021

BETWEEN

NOBLE VICI PTE. LTD.

AND

GREAT SOLUTIONS PTE. LTD.

AUTHORIZED DISTRIBUTOR AGREEMENT

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This AUTHORIZED DISTRIBUTOR AGREEMENT (the "Agreement") is made on 25 June 2021 (the"Effective Date") between:

a.	NOBLE VICI PTE. LTD. (Company Registration No.: 2018082228E), a wholly-owned Singapore subsidiary of NOBLE VICI GROUP, INC. and company incorporated in Singapore and having its registered address at having its registered address at 45 Ubi Crescent Singapore 408590;and

b.	GREATSOLUTIONS PTE. LTD. (Company Registration No: 201203793H), a company incorporated in Singapore and having its registered address at 8 Loyang Way 4 Singapore 507604 ("Party B"),

(each a "Party" and collectively the "Parties").

WHEREAS:

A.	Noble Vici Pte Ltd and/or its Affiliates ("NVPL") own, operate, sell and market the biodegradable waste recycling system and the technical requirement as set out in Schedule 1 (the "Machines"), to the general public, corporations and/or government, for the implementation of biodegradable waste recycling technology in Singapore (the "Business").

B.	NVPL now intend to sell the Machines, supply the Biotechnology Solutions (as defined hereinafter) and grant the exclusive right and/or licence to use certain NVPL's software and intellectual property in the Machines solely for the purpose of operating and expanding the Business in Singapore to Party B.

C.	Party B is a license cleaning company that provide kitchen cleaning services to eateries, food courts, food centres, restaurants, hospitals in Singapore. In accordance with the mandatory requirement set by Singapore's National Environmental Agency to promote zero waste (see Appendix 1), Party B is willing to purchase and lease the Machines to its customers for a 5- year concession/contract as set out in Schedule 2.

D.	Party B will purchase, operate and lease the Machines in accordance with the terms and conditions set out in this Agreement and commit to the revenue and repayment as set out in Schedule 3.

NOW IT IS HEREBY AGREED BETWEEN THE PARTIES as follows:

1.	Definitions

In this Agreement, unless the context requires otherwise:

Affiliate means with respect to any specified person, any other person that directly, or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under direct or indirect common Control with, such specified person.

Business Day means a day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks in Singapore are open for normal banking business.

Control (including, with its correlative meanings, the terms "Controlled by" and "under common Control with"), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, or as trustee or executor, or by contract or otherwise, including, for the avoidance of doubt, through the possession of high vote, high quorum or similar contractual veto rights; provided, that in any event: (i) the direct or indirect ownership by any person of more than 50% of the outstanding capital stock or equity interest, or (ii) having ordinary voting power to elect more than 50% of the board of directors or other governing body of a corporation or any other person, will be deemed control of such corporation or other person.

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Intellectual Property means copyright, patents, know-how, trade secrets, trademarks, trade names, design rights, rights in get-up, domain names and all similar rights and, in each case:

(a)	whether registered or not;

(b)	including any applications to protect or register such rights;

(c)	including all renewals and extensions of such rights or applications;

(d)	whether vested, contingent or future;

(e)	to which NVPL and/or its Affiliates are or may be entitled; and

(f)	wherever existing.

Loss(es) means all liabilities, losses (including consequential, special or indirect damages, economic loss, loss of profits or opportunities), costs (on a full indemnity basis), expenses (including any legal expenses on a full indemnity basis) and damages arising directly or indirectly from or in relation with this Agreement, including any liability for taxes (including value-added taxes) in respect of any of the foregoing.

Biotechnology Solutions means the Biotech Products solely supplied by NVPL and/or any of its Affiliates and used in the Machines to convert biodegradable waste to organic fertilizer or animal feed.

Software means the software installed in the Machines provided by NVPL and/or any of its Affiliates for the Business.

USD or $ means United States Dollars, which is the lawful currency of the United States of America.

2.	Purchase and Operation of Machines

2.1.	Party B shall deploy and undertake to purchase 100 units of the Machines in accordance with the following pricing table:

Machine Capacity	Recommended Retail Price per unit	Cost Price to Party B per unit purchased	Party B's margin per unit
1,000kg	USDXXXXX	USDXXXXX	USDXXXXX
2,000kg	USDXXXXX	USDXXXXX	USDXXXXX
10,000Kg	USDXXXXX	USDXXXXX	USDXXXXX
Other capacities of the Machines may be purchased by Party B based on site requirements and conditions. The purchase price of such Machines shall be quoted according to capacity.

2.2.	Subject to the terms and conditions of this Agreement, during the continuance of the Agreement, Party B shall purchase a minimum quantity of 10,000 kg per order of Biotech Products from NVPL every month at USD 4.00 per kg.

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2.3.	Subject to the terms and conditions of the Agreement, NVPL shall grant to Party B, during the continuance of this Agreement, the exclusive right and/or licence to use the Software and NVPL's Intellectual Property in the Machines solely for the purpose of operating and expanding the Business in territory of Singapore only (the "Licence").

2.4.	Party B shall be the legal owner of the Machines sold to it by NVPL and the compost that is produced upon treatment of the organic waste by the Machines using the Biotech Products.

2.5.	Party B shall have the right to sell the Machines and/or Biotech Products to end users at a recommended retail price (the "RRP") as proposed by NVPL. Party B shall be entitled to a profit margin equivalent to 20% of the RRP of the Machines and/or biotech product (the "Profit Margin"). As a further incentive for Party B to sell more Machines and Biotech Products, subject to mutual agreement and upon achieving certain sales volume which shall be mutually agreed between the Parties, the Profit Margin may be increased to between 30% to 40% of the RRP.

2.6.	Party B shall have the exclusive rights to distribute the Machines and Biotech Products in eateries, food courts, food centres, restaurants, education institutions, and commercial buildings within the territory of Singapore and in accordance with the NEA mandate or directive. All enquiries to NVPL pertaining to the distribution of the Machines and Biotech Products in the abovementioned segment within the territory of Singapore shall be forwarded to Party B.

3.	Payment

3.1	On the Effective Date, in consideration of the Licence granted in accordance with clause 2 above, Party B shall pay USD One Million Dollars (USDl,000,000.00) as the first-year licensing fee for the Authorized Agency (the"Licensing Fee") into the bank account designated by NVPL.

3.1.1.	The first sum of USD Five Hundred Thousand Dollars (USD500,000.00) within 30 business days of signing this agreement.

3.1.2.	The remaining USD Five Hundred Thousand Dollars (USD500,000.00) within 15 business days after the first machine is successfully commissioned.

3.2.	The first year (12 months) initiation of this Agreement will begin upon the first machine is successfully commissioned in the territory of Singapore.

3.3.	The purchase price of the Machines and the Biotech Products purchased in accordance with clause 2 above shall be referred to collectively as the "Purchase Price".

4.	Warranties

4.1.	NVPL represents and warrants that:

4.1.1.	it has taken appropriate advice on and understands its obligations under this Agreement; and

4.1.2.	it is not subject to any other obligation which would prevent it from entering into this Agreement or impede the performance of its obligations hereunder.

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4.2.	Party B represents and warrants that:

4.2.1.	it has taken appropriate advice on and understands its obligations under this Agreement;

4.2.2.	it is not subject to any other obligation which would prevent it from entering into this Agreement or impede the performance of its obligations hereunder; and

4.2.3.	it will by itself assume the risk of carrying on the Business.

4.3.	NVPL does not make any warranty or give any representation as to any aspect of how the Business will perform or the accuracy of any and all financial information provided by NVPL to Party B prior to the Effective Date.

5.	Continuing Obligations of Party B

5.1.	During the continuance of this Agreement, in order to protect the goodwill that the Business and NVPL's Intellectual Property enjoy with the public, Party B shall:

5.1.1.	carry on the Business at its sole risk and expense;

5.1.2.	carry on the Business in accordance with the terms and conditions set out in this Agreement and in the operating manual of the Machines which may be amended from time to time (the "Manual");

5.1.3.	use NVPL's Intellectual Property only in relation to the Business and in accordance with the Manual;

5.1.4.	acknowledge that any additional goodwill it may generate in NVPL's Intellectual Property will belong to NVPL and/or its Affiliates;

5.1.5.	maintain communication links with NVPL as set out in the Manual; and

5.1.6.	at its own expense, obtain and maintain with an insurance company adequate comprehensive insurance for the Business in respect of negligence, public liability, property damage, fire and theft, and such other insurable risks as may be required by NVPL.

6.	Restrictions on Party B

6.1.	In order to protect NVPL's Intellectual Property rights and maintain the common identity and reputation of the Business, Party B hereby agrees not to:

6.1.1.	directly and/or indirectly conduct any business similar to or related to the Business, whether individually or jointly with other parties;

6.1.2.	sell, assign, transfer, charge or sub-license the Software and the Intellectual Property nor any part thereof without the prior consent of NVPL in accordance with the other terms of this Agreement;

6.1.3.	take or authorise any action whereby NVPL's Intellectual Property might be jeopardised or invalidated;

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6.1.4.	conduct the Business in a way, or do anything or allow anything to be done, which brings or may bring the Business into disrepute or adversely affect either;

6.1.5.	deal or purport to deal with NVPL's Intellectual Property other than under this Agreement and in particular, not pledge them as security;

6.1.6.	hold itself out as the NVPL's agent or pledge its credit; and

6.1.7.	modify the Software in any way.

7.	Relationship of Parties

7.1.	The relationship established between NVPL and Party B shall be that of a licensor and licensee and not principal and agent, partners, or employer and employee.

7.2.	No Party shall present itself as the representative or agent of the other Party for any business, legal or any other reason, nor shall it have the power of authority to legally bind the other Party, unless it receives the other Party's prior written consent.

7.3.	Each Party shall exercise its powers and perform its duties, functions and obligations under this Agreement or any other future agreement with all reasonable professional care and diligence, in good faith, with fairness, honesty and efficiency and in accordance with all applicable laws.

7.4.	Each Party shall endeavour to provide the other Party with appropriate co-operation and support for this Agreement, which may be reasonably required or requested by the other Party from time to time for the Business.

8.	Costs

8.1	Save for as otherwise specified in this Agreement, each Party shall be responsible for its own costs incurred in the performance of its duties and/or obligations under this Agreement.

9.	Commencement and Termination

9.1.	This Agreement shall take effect on the Effective Date and shall continue in full force and effect until terminated in accordance with this clause 9.

9.2.	Without affecting any other right or remedy available to it, any Party (the "Non-defaulting Party") may terminate this Agreement with immediate effect by giving written notice to other Party if the other Party (the "Defaulting Party"):

9.2.1.	fails to fully settle the Purchase Price within fourteen (14) Business Days from the Effective Date;

9.2.2.	commits a material breach of any term of this Agreement and such breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of thirty (30) days after being notified in writing to do so;

9.2.3.	repeatedly breaches any of the terms of this Agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this Agreement;

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9.2.4.	goes into liquidation or insolvency (or any analogous procedure), whether compulsory or voluntary;

9.2.5.	has an administrator or receiver or receiver and manager or judicial manager or similar officer appointed over any part of its assets;

9.2.6.	becomes insolvent or is unable to pay its debts or admits in writing its inability to pay its debts as they fall due or enters into any composition or arrangement with its creditors or makes a general assignment for the benefit of its creditors;

9.2.7.	ceases or threatens to cease to carry on the whole or any substantial part of its business other than in the course of reconstruction or amalgamation;

9.2.8.	sells, transfers, leases or otherwise disposes of the whole or substantially the whole of its assets, rights and undertaking either pursuant to a court order for compulsory acquisition or otherwise; or

9.2.9.	suffers any distress, execution, sequestration or other process being levied or enforced upon its property, pursuant to a lawsuit or otherwise, which is not discharged within fourteen (14) days.

9.3.	In the event that this Agreement is terminated pursuant to clause 9.2 above, in addition to and without affecting any other right or remedy available to the Non-defaulting Party, the Defaulting Party shall be required to reimburse to the Non-defaulting Party on demand all costs and expenses incurred by the Non-defaulting Party in connection with the negotiation, preparation, execution and/or termination of this Agreement.

9.4.	Without affecting any other right or remedy available to it, either Party may terminate this Agreement at any time upon giving a sixty (60) days' written notice to the other Party.

9.5.	The termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination.

9.6.	For avoidance of doubt, the provisions of this clause 9 shall survive any termination of this Agreement.

10.	Confidentiality

10.1.	Each Party may or will provide the other Party with information that is not publicly known and that is confidential or proprietary in nature and shall include technical and financial information. Such information and any other information concerning the disclosing Party's business affairs, or any negotiations taking place concerning this Agreement and the status of those discussions and negotiations, furnished to the receiving Party by the disclosing Party, whether in writing, orally or by any other means, are herein collectively referred to as the "Confidential Information".

10.2.	The Confidential Information shall be kept strictly confidential and shall not without the prior written consent of the disclosing Party be disclosed, revealed or permitted to be disclosed or revealed in whole or in part to any person other than the receiving Party and its directors, officers, employees, advisors and representatives to whom it is necessary to reveal the Confidential Information for the purpose of this Agreement, provided such persons are bound by confidentiality obligations substantially similar to the ones contained in this Agreement. The receiving Party shall use its best endeavours to prevent disclosure of the Confidential Information and the fact that it has been disclosed to the disclosing Party.

10.3.	The Confidential Information shall not be used for any purpose other than to identify, evaluate, develop, fund, commercialise and advise on matters contemplated by this Agreement.

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10.4.	Any intellectual property provided by a Party shall remain the property of the disclosing Party.

10.5	Any intellectual property produced jointly as a result of this Agreement shall remain the property of the Parties and cannot be disclosed or assigned without the express written consent of the Parties.

10.6.	The foregoing obligations of confidentiality contained in this clause shall also apply and extend to any directors, officers, employees, agents, professional advisors, Partners and third party agents of each Party (together the "Related Persons"), and each Party shall be obliged to ensure their Related Persons' compliance with this clause. Each Party shall have recourse directly to the other Party in respect of any breach of confidentiality or compliance with this Agreement by the other Party's Related Persons.

10.7.	The foregoing obligations of confidentiality contained in this clause shall be continuing obligations and shall continue in full force and effect. Notwithstanding clause 10.1 to 10.6 above, the obligations of confidentiality hereof shall not apply to the following information which:

10.7.1.	was lawfully in possession of the receiving Party prior to the execution of this Agreement;

10.7.2.	was already publicly known at the time of disclosure;

10.7.3.	becomes publicly known other than by reason of breach of the undertakings contained in this Agreement;

10.7.4.	is properly received by the receiving Party from a third party who is, insofar as is known to the receiving Party after reasonable inquiry, rightfully in possession of it and is not bound by any obligation of confidence or secrecy to the disclosing Party;

10.7.5.	is required to be disclosed by any law, governmental authority or agency, by the regulations of, or at the request of, any regulatory or supervisory authority having jurisdiction over the receiving Party, or by an order of any court of competent jurisdiction, provided that the receiving Party will notify the disclosing Party of such a disclosure requirement to the extent this is permitted under applicable law; or

10.7.6.	is disclosed with the prior written consent of the disclosing Party.

10.8.	For avoidance of doubt, the provisions of this clause 10 shall survive any termination of this Agreement.

11.	Limitation of Liability and Indemnity

11.1.	The limitations and exclusions set out in this clause 11 are accepted by the Parties to be fair and reasonable.

11.2.	The Parties agree that the maximum liability of one Party to another Party for Losses will not exceed USD Five Hundred Thousand (USD500,000.00) except in the event of gross negligence, fraud or misconduct of a Party, in which case there shall be no limitation of liability and indemnities whatsoever.

11.3.	For avoidance of doubt, the provisions of this clause 11 shall survive any termination of this Agreement.

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12.	Notices

12.1.	All notices and communications to either Party under this Agreement shall be made in writing and may be given to the other Party at such other address as such Party may have notified the other Party.

12.2.	Any such notice or communication shall be deemed to have been served:

12.2.1.	if sent by email, on confirmation of receipt from the recipient or 24 hours from delivery if sent to the correct email address and no notice of delivery failure is received;

12.2.2.	if delivered by hand or by courier, at the time of delivery;

12.2.3.	if delivered by courier, upon recipient of notice of successful delivery from the relevant courier company, or at the expiration of three (3) Business Days after the mail has been received by the relevant courier company for delivery, whichever is earlier; and

12.2.4.	if posted by prepaid registered mail, upon the delivery of the mail to the recipient's address or at the expiration of three (3) Business Days after the date on which the mail was registered at the post office, whichever is earlier.

In proving such service, it shall be sufficient to prove that delivery by hand was made or that the envelope or package containing such notice or document was properly addressed and posted as a prepaid registered mail or was properly addressed and handed over to the relevant courier company, as the case may be.

13.	Governing Law and Disputes Resolution

13.1.	This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore.

13.2.	The Parties shall use all reasonable efforts to resolve any dispute, including any question regarding its existence, validity or termination, arising out of or in connection with this Agreement (the "Dispute") amicably. In the event that amicable resolution of the Dispute cannot be reached within fourteen (14) days (or such longer period as the Parties may agree in writing) of such Dispute arising, the Parties irrevocably agree to submit the dispute to the Singapore Mediation Centre (the "SMC") for resolution in accordance with the mediation procedure for the time being in force. The Parties agree to participate in mediation in good faith and undertake to abide by the terms of any settlement reached. Notwithstanding anything in this Agreement, in the event of any dispute, controversy or claim arising out of or relating to this Agreement, no Party shall proceed to any form of dispute resolution unless the Parties have made reasonable efforts to resolve the same through mediation in accordance with the mediation procedure of the SMC for the time being in force. A Party who receives a notice for mediation from the other Party shall consent and participate in the mediation process or shall be deemed to be in breach of contract.

13.3.	If Parties still fail to reach an agreement with mediation, the dispute shall be finally resolved by arbitration in Singapore, in accordance with the domestic arbitration rules of the Singapore International Arbitration Centre (the "SIAC") for the time being in force. The tribunal shall consist of one arbitrator to be appointed by the chairman of the SIAC. The language of the arbitration shall be English.

13.4.	For avoidance of doubt, the provisions of this clause 13 shall survive any termination of this Agreement.

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14.	General

14.1.	This Agreement contains the entire agreement between the Parties and neither Party shall be bound by any undertaking, representation or warranty not recorded herein or added hereto as provided herein.

14.2.	Any amendment, modification, alteration or variation of this Agreement, including this provision itself, is not effective unless it is in writing and signed by all Parties.

14.3.	This Agreement shall be for the benefit of each of the Parties and may not be assigned and/or novated in whole or in part by any Party without the prior written consent of the other Party. Nothing in this Agreement is intended to give any person who is not a Party to it any legal or equitable right, remedy of claim whatsoever to enforce any provision of this Agreement.

14.4.	A person or entity who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any term of this Agreement.

14.5.	Waiver of any right, power, authority, discretion or remedy arising from a breach of this Agreement must be in writing and signed by the Party granting the waiver. No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

14.6.	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

14.7.	This Agreement may be executed in counterparts. Each counterpart is an original, all of which taken together and when delivered to the Parties shall constitute one and the same instrument.

14.8.	For avoidance of doubt, the provisions of this clause 14 shall survive any termination of this Agreement.

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APPENDIX 1

MANDATORY REQUIREMENT TO TREAT FOOD WASTE WITHIN PREMISES

National Environment Agency

OUR SERVICES ⌄ WHO WE ARE ⌄ PROGRAMMES & GRANTS ⌄ MEDIA ⌄ RESOURCES ⌄ ePORTAL

The National Environment Agency / Media / News / News

Month

All

Year

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Category

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FILTER

Food Waste Segregation For Treatment By Large Commercial & Industrial Food Waste Generators To Be Mandatory From 2024

07 Mar 2019

Owners of existing premises can choose a treatment method suited to their operations, while owners of new premises will be required to implement on-site food waste treatment systems

Singapore, 7 March 2019 – Food waste is one of the major waste streams identified under the Sustainable Singapore Blueprint (SSB), with high generation tonnage and low recycling rate[1]. From 2024 onwards, the Ministry of the Environment and Water Resources (MEWR) and the National Environment Agency (NEA) will make it mandatory for the owners and operators of commercial and industrial premises, where large amounts of food waste are generated, to segregate their food waste for treatment. Such premises include large hotels and malls, large industrial developments housing food manufacturers, food caterers or food storage warehouses.

2 The owners of existing commercial and industrial premises that generate large amounts of food waste will be allowed to choose the food waste treatment method that best suits their operations. For example, the affected premises can recycle homogenous food waste into animal feed, use on-site food waste treatment systems, or send their food waste to an off-site facility for treatment.

3 The on-site treatment of food waste reduces the associated environmental costs, such as carbon emissions involved in the transportation of food waste to an off-site facility for treatment. For new premises that generate large amounts of food waste, space for on-site food waste treatment systems can be incorporated at the planning stage to allow for the closed-loop management of food waste within these premises. Hence, MEWR/NEA will be making it mandatory for developers of new developments, where large amounts of food waste are expected to be generated, to allocate and set aside space for on-site food waste treatment systems in their design plans from 2021. They will also be required to implement on-site treatment of food waste from 2024. The adoption of such systems will allow for the closed-loop management of food waste at these premises, where the food waste could be converted to compost for landscaping purposes or water for non-potable uses.

4 From 2021, MEWR/NEA will also work with large public sector building owners with food and beverage (F&B)

4 From 2021, MEWR/NEA will also work with large public sector building owners with food and beverage (F&B) outlets to implement food waste segregation for treatment under the Public Sector Taking the Lead in Environmental Sustainability (PSTLES) initiative.

5 These new requirements will help ensure that food waste from large food waste generators is diverted for treatment or converted into useful products instead of being incinerated. Food waste can be converted to animal feed, compost/fertiliser, non-potable water or biogas for energy generation. Segregating food waste for treatment also reduces odour and pest nuisances at premises, and reduces the contamination of recyclables by food waste, allowing for greater resource recovery.

6 Extracting value from waste is the circular economy approach, where resource-use is maximised to reduce our burden on the planet. This will also contribute to extending the lifespan of our waste disposal facilities, such as Semakau Landfill which is projected to run out of space by 2035 at current waste disposal rates.

7 MEWR and NEA have been consulting industry on the new proposed requirements for large food waste generators, and will continue to do so as the implementation details are developed. Some operators of commercial premises are already segregating their food waste for treatment. For example, to date, NEA's 3R Fund has supported 23 premises in installing on-site food waste treatment systems that convert food waste into non-potable water, compost or fertiliser. MEWR and NEA will continue to provide support to owners/operators of premises who choose to implement on-site food waste treatment systems before the mandatory requirements kick-in.

8 MEWR and NEA also aim to provide access to food waste collection services and facilities for everyone. As part of a pilot project, NEA has been transporting about 14 tonnes of source-segregated food waste from 23 premises daily to Ulu Pandan Water Reclamation Plant for co-digestion with used water sludge to generate biogas. This process will be scaled up and implemented at the upcoming Integrated Waste Management Facility and Tuas Water Reclamation Plant - collectively known as the Tuas Nexus. In August last year, MEWR started a food waste segregation pilot at Tampines Greenlace HDB estate, where residents segregate their food waste and dispose of it in dedicated food waste bins. The food waste is then transported to Our Tampines Hub for treatment.

[1] 763,100 tonnes of food waste were generated in 2018 but only 17 per cent of this was recycled.

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IN WITNESS WHEREOF this Agreement has been entered into on the day and year above written.

EXECUTED ON BEHALF OF NOBLE VICI PTE. LTD.:

/s/ Eldee Tang
Name: Eldee Tang
Designation: Director

In the presence of:

/s/ Maung This Ha
Name: Maung Thi Ha
Identification No.: XXXXXXXXX
Address:

EXECUTED ON BEHALF OF PARTY B:

/s/ Joseph Ang
Name: Joseph Ang
Designation: Director

In the presence of:

/s/ Jeffrey Ang
Name: Jeffrey Ang
Identification No.: XXXXXXXXX
Address:

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